Exhibit 21.1

List of subsidiaries, VIEs and principal affiliated entities held by VIEs of the Registrant

Subsidiaries	Place of Incorporation

Four Seasons Education (Hong Kong) Limited	Hong Kong

Shanghai Fuxi Enterprise Management Consulting Co., Ltd.	PRC

VIEs	Place of Incorporation

Shanghai Four Seasons Education Investment Management Co., Ltd.	PRC

Shanghai Four Seasons Education and Training Co., Ltd.	PRC

Principal affiliated entities held by VIEs	Place of Incorporation

Shanghai Tongfang Technology Further Education School	PRC

Taicang Yinglian Yunlin Foreign Language Training Center	PRC

Jiangxi Four Seasons Investment Management Co., Ltd.	PRC

Anhui Four Seasons Education Consulting Co., Ltd.	PRC

Four Seasons Class Training Co., Ltd.	PRC

Taicang Four Seasons Eduction Technology Co., Ltd.	PRC

Shanghai Shane Education Consulting Co., Ltd.	PRC

Suzhou Four Seasons Education Technology Co., Ltd.	PRC

Shanghai Four Seasons Only Education Technology Co., Ltd.	PRC

Shanghai Jin’an Modern Art Culture Education School	PRC